                                                                      EXHIBIT 12

             TENNECO AUTOMOTIVE INC. AND CONSOLIDATED SUBSIDIARIES
              COMBINED WITH 50% OWNED UNCONSOLIDATED SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN MILLIONS)
                                  (UNAUDITED)

                                                                 NINE MONTHS
                                                                    ENDED
                                                                SEPTEMBER 30,
                                                                --------------
                                                                2002     2001
                                                                ----     ----
Net income (loss)...........................................    $  22    $ (31)
Add:
  Interest expense..........................................      108      132
  Portion of rentals representative of the interest
     factor.................................................        8        8
  Income tax expense (benefit) and other taxes on income....        6      (12)
  Minority Interest.........................................        2       --
  Amortization of interest capitalized......................        1       --
  Undistributed (earnings) losses of affiliated companies in
     which less than a 50% voting interest is owned.........        2       --
                                                                -----    -----
     Earnings as defined....................................    $ 149    $  97
                                                                =====    =====
Interest expense............................................    $ 108    $ 132
Interest capitalized........................................        3        2
Portion of rentals representative of the interest factor....        8        8
                                                                -----    -----
     Fixed charges as defined...............................    $ 119    $ 142
                                                                =====    =====
Ratio of earnings to fixed charges..........................     1.25      .68
                                                                =====    =====

NOTE: Earnings were inadequate to cover fixed charges by $45 million for the nine months ended September 30, 2001.